                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12


                                 ENRON CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
     (3) Filing Party:

--------------------------------------------------------------------------------
     (4) Date Filed:

--------------------------------------------------------------------------------

                                  [ENRON LOGO]

                                  ENRON CORP.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  May 5, 1998

TO THE SHAREHOLDERS:

     Notice is hereby given that the annual meeting of shareholders of Enron Corp. ("Enron") will be held in the LaSalle Ballroom of the Doubletree Hotel at Allen Center, 400 Dallas Street, Houston, Texas, at 10:00 a.m. Houston time on Tuesday, May 5, 1998, for the following purposes:

     1. To elect seventeen directors of Enron to hold office until the next annual meeting of shareholders and until their respective successors are duly elected and qualified;

     2. To ratify the Board of Directors' appointment of Arthur Andersen LLP, independent public accountants, as Enron's auditors for the year ending December 31, 1998; and

     3. To transact such other business as may properly be brought before the meeting or any adjournment(s) thereof.

     Holders of record of Enron Common Stock and Cumulative Second Preferred Convertible Stock at the close of business on March 9, 1998, will be entitled to notice of and to vote at the meeting or any adjournment(s) thereof.

     Shareholders who do not expect to attend the meeting are requested to sign and return the enclosed proxy, for which a postage-paid, return envelope is enclosed. The proxy must be signed and returned in order to be counted.

                                          By Order of the Board of Directors,

                                          PEGGY B. MENCHACA
                                          Vice President and Secretary

Houston, Texas
March 25, 1998

                                  [ENRON LOGO]

                                  ENRON CORP.

                                PROXY STATEMENT

     The enclosed form of proxy is solicited by the Board of Directors of Enron Corp. ("Enron") to be used at the annual meeting of shareholders to be held in the LaSalle Ballroom of the Doubletree Hotel at Allen Center, 400 Dallas Street, Houston, Texas, at 10:00 a.m. Houston time on Tuesday, May 5, 1998. The mailing address of the principal executive office of Enron is 1400 Smith St., Houston, Texas 77002-7369. This proxy statement and the related proxy are to be first sent or given to the shareholders of Enron on approximately March 25, 1998. Any shareholder giving a proxy may revoke it at any time provided written notice of such revocation is received by the Vice President and Secretary of Enron before such proxy is voted; otherwise, if received in time, properly completed proxies will be voted at the meeting in accordance with the instructions specified thereon. Shareholders attending the meeting may revoke their proxies and vote in person.

     Holders of record at the close of business on March 9, 1998, of Enron's Common Stock (the "Common Stock"), will be entitled to one vote per share on all matters submitted to the meeting. Holders of record at the close of business on March 9, 1998, of Enron's Cumulative Second Preferred Convertible Stock (the "Preferred Convertible Stock"), will be entitled to a number of votes per share equal to the conversion rate of 13.652 shares of Common Stock for each share of Preferred Convertible Stock. On March 9, 1998, the record date, there were outstanding and entitled to vote at the annual meeting of shareholders 311,623,212 shares of Common Stock and 1,334,124 shares of Preferred Convertible Stock. Included in the number of shares of outstanding Common Stock are 3,031,196 shares of Common Stock held by the Enron Corp. Flexible Equity Trust to be used for future employee benefits and compensation. Such shares are not included in the calculation of earnings per share under generally accepted accounting principles until such shares are released to fund employee benefits. There are no other voting securities outstanding. Common Stock and Preferred Convertible Stock are collectively referred to herein as "Voting Stock."

     Enron's annual report to shareholders for the year ended December 31, 1997, including financial statements, is being mailed herewith to all shareholders entitled to vote at the annual meeting. The annual report does not constitute a part of the proxy soliciting material.

                                    ITEM 1.

                             ELECTION OF DIRECTORS

     At the meeting, seventeen directors are to be elected to hold office until the next succeeding annual meeting of the shareholders and until their respective successors have been elected and qualified. All of the nominees are currently directors of Enron. Proxies cannot be voted for a greater number of persons than the number of nominees named on the enclosed form of proxy. A plurality of the votes cast in person or by proxy by the holders of Voting Stock is required to elect a director. Accordingly, under Oregon corporate law and Enron's bylaws, abstentions and "broker non-votes" would not have the same legal effect as a vote withheld with respect to a particular director. A broker non-vote occurs if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular item. Shareholders may not cumulate their votes in the election of directors.

     It is the intention of the persons named in the enclosed proxy to vote such proxy "FOR" the election of the nominees named herein. Should any nominee become unavailable for election, discretionary authority is conferred to vote for a substitute. The following information regarding the nominees, their principal occupations, employment history and directorships in certain companies is as reported by the respective nominees.

-------------------------------------------------------------------------------------

[PHOTO]                  ROBERT A. BELFER, 62
                         Director since 1983

                         Mr. Belfer's principal occupation is Chairman and Chief
                         Executive Officer of Belco Oil & Gas Corp., a company formed in 1992. Prior to his resignation in April, 1986 from Belco
                         Petroleum Corporation ("BPC"), a wholly owned subsidiary of
                         Enron, Mr. Belfer was President and then Chairman of BPC.
                         Mr. Belfer is also a director of NAC Re Corporation.
-------------------------------------------------------------------------------------

[PHOTO]                  NORMAN P. BLAKE, JR., 56
                         Director since 1993

                         Since November, 1990, Mr. Blake has been Chairman, President and CEO of USF&G Corporation, a holding company for United
                         States Fidelity and Guaranty Company, one of the nation's
                         largest property and casualty insurers. Mr. Blake is also a director of Owens-Corning Fiberglass Corporation.
-------------------------------------------------------------------------------------

[PHOTO]                  RONNIE C. CHAN, 48
                         Director since 1996

                         For over five years, Mr. Chan has been Chairman of Hang Lung
                         Development Group, a publicly traded Hong Kong based company involved in property development and investment as well as hotel development and management. Mr. Chan also founded and manages Morningside/Springfield Group, which invests in
                         private industrial companies internationally. Mr. Chan is
                         also Chairman of Springfield Bank and Trust Limited of
                         Gibraltar. He serves on the boards of Standard Chartered
                         Bank PLC and Jusco Stores (Hong Kong) Co., Ltd.
-------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------

[PHOTO]                  JOHN H. DUNCAN, 70
                         Director since 1985

                         Mr. Duncan's principal occupation has been investments since
                         1990. Mr. Duncan is also a director of EOTT Energy Corp.
                         (the general partner of EOTT Energy Partners, L.P.), Chase
                         Bank of Texas, National Association and Group I Automotive
                         Inc.
-------------------------------------------------------------------------------------

[PHOTO]                  JOE H. FOY, 71
                         Director since 1985

                         Mr. Foy is a former President of Houston Natural Gas
                         Corporation ("HNG") (a predecessor of Enron) and is a
                         retired partner of Bracewell & Patterson L.L.P., in Houston,
                         Texas. For over five years prior to his retirement in 1992,
                         Mr. Foy served as a Senior Partner at such firm. Mr. Foy is also a director of Central and South West Corporation.
-------------------------------------------------------------------------------------

[PHOTO]                  WENDY L. GRAMM, 53
                         Director since 1993

                         Dr. Gramm is an economist. From February, 1988 until
                         January, 1993, Dr. Gramm served as Chairman of the Commodity
                         Futures Trading Commission in Washington, D.C. Dr. Gramm is
                         also a director of IBP, inc., State Farm Insurance Co., the
                         Chicago Mercantile Exchange and Invesco Funds Group, Inc.
-------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------

[PHOTO]                  KEN L. HARRISON, 55
                         Director since 1997
                         Mr. Harrison has served as Vice Chairman of the Board of
                         Enron since July 1, 1997 and, since 1987, has served as
                         Chairman of the Board and Chief Executive Officer of
                         Portland General Electric Company ("PGE"), an electric
                         utility company and a subsidiary of Enron. He served as
                         Chairman of the Board, Chief Executive Officer, and
                         President of Portland General Corporation, an electric
                         utility holding company, for more than five years before it was acquired by Enron on July 1, 1997. He is also a director of Enron Oil & Gas Company ("EOG").
-------------------------------------------------------------------------------------

[PHOTO]                  ROBERT K. JAEDICKE, 69
                         Director since 1985

                         Dr. Jaedicke is Professor (Emeritus) of Accounting at the
                         Stanford University Graduate School of Business in Stanford,
                         California. He has been on the Stanford faculty since 1961 and served as Dean from 1983 until 1990. Dr. Jaedicke is
                         also a director of Boise Cascade Corporation, Wells Fargo &
                         Company, California Water Service Company, GenCorp, Inc. and
                         State Farm Insurance Co.
-------------------------------------------------------------------------------------

[PHOTO]                  KENNETH L. LAY, 55
                         Director since 1985

                         For over five years, Mr. Lay has been Chairman of the Board and Chief Executive Officer of Enron. Mr. Lay is also a
                         director of Eli Lilly and Company, Compaq Computer
                         Corporation, EOG, EOTT Energy Corp. (the general partner of
                         EOTT Energy Partners, L.P.) and Trust Company of the West.
-------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------

[PHOTO]                  CHARLES A. LEMAISTRE, 74
                         Director since 1985

                         For 18 years, Dr. LeMaistre served as President of The
                         University of Texas M. D. Anderson Cancer Center in Houston,
                         Texas, and now holds the position of President Emeritus.

-------------------------------------------------------------------------------------

[PHOTO]                  JEROME J. MEYER, 60
                         Director since 1997
                         For over seven years, Mr. Meyer has served as Chairman and
                         Chief Executive Officer and a director of Tektronix, Inc., an electronics manufacturer located in Wilsonville, Oregon.
                         He is also a director of Esterline Technologies Corporation and AMP, Incorporated.
-------------------------------------------------------------------------------------

[PHOTO]                  JEFFREY K. SKILLING, 44
                         Director since 1997

                         Since January 1, 1997, Mr. Skilling has served as President and Chief Operating Officer of Enron Corp. From June, 1995
                         until December, 1996, he served as Chief Executive Officer and Managing Director of Enron Capital & Trade Resources
                         Corp. ("ECT"). From August, 1990 until June, 1995, Mr.
                         Skilling served ECT in a variety of senior managerial
                         positions.
-------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------

[PHOTO]                  JOHN A. URQUHART, 69
                         Director since 1990

                         Since August, 1991, Mr. Urquhart has been Vice Chairman of the Board of Enron. Since January, 1991, Mr. Urquhart has
                         also been President of John A. Urquhart Associates, a
                         management consulting firm in Fairfield, Connecticut. He
                         serves as a member of the Managing Board of Amoco/Enron
                         Solar Partnership, Chairman and Chief Executive Officer of
                         Enron Solar Energy Inc. and a director of Enron Renewable
                         Energy Corp. He also serves as a director of Aquarion
                         Company, TECO Energy, Inc., Hubbell, Inc., The Weir Group,
                         PLC. and Catalytica Inc.
-------------------------------------------------------------------------------------

[PHOTO]                  JOHN WAKEHAM, 65
                         Director since 1994

                         Lord Wakeham is the retired former U.K. Secretary of State for Energy and Leader of the Houses of Commons and Lords. He
                         served as a Member of Parliament from 1974 until his
                         retirement from the House of Commons in April, 1992. Prior to his government service, Lord Wakeham managed a large
                         private practice as a chartered accountant. In the U.K., he is currently Chairman of the Press Complaints Commission and chairman or director of a number of publicly traded U.K.
                         companies.
-------------------------------------------------------------------------------------

[PHOTO]                  CHARLS E. WALKER, 74
                         Director since 1985

                         Dr. Walker is currently Chairman of Walker & Walker, LLC, a consulting firm in Potomac, Maryland. For two decades prior to establishing Walker & Walker LLC, Dr. Walker was Chairman of Charls E. Walker Associates, a governmental relations
                         consulting firm, in Washington, D.C. He is also Adjunct
                         Professor at The University of Texas at Austin. Dr. Walker,
                         a former Deputy Secretary of the Treasury, is chairman of
                         the American Council for Capital Formation.
-------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------

[PHOTO]                  BRUCE G. WILLISON, 49
                         Director since 1997
                         Since 1996, Mr. Willison has served as President, Chief
                         Operating Officer and a director of H.F. Ahmanson Company
                         and its principal subsidiary, Home Savings of America, FSB, one of the nation's largest full service consumer banks. He served as Chairman, President and Chief Executive Officer of
                         First Interstate Bank of California from April, 1991 until
                         April, 1996 and as Vice Chairman of First Interstate Bank
                         from December, 1994 until April, 1996.
-------------------------------------------------------------------------------------

[PHOTO]                  HERBERT S. WINOKUR, JR., 54
                         Director since 1985

                         Since 1987, Mr. Winokur has been President of Winokur
                         Holdings, Inc., an investment company, and Managing General
                         Partner of Capricorn Investors, L.P. and Capricorn Investors
                         II, L.P., private investment partnerships concentrating on investments in restructure situations. Prior to his current appointment, Mr. Winokur was Senior Executive Vice President and Director of Penn Central Corporation. Mr. Winokur is
                         also a director of NAC Re Corporation, the WMF Group, Ltd.,
                         Mrs. Fields Holdings, Inc. and DynCorp.
-------------------------------------------------------------------------------------

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     As of February 15, 1998, Enron knows of no one who beneficially owns in excess of 5% of a class of Enron's Voting Stock except as set forth in the table below:

                                                        AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                              --------------------------------------------------------------
                                                                                SOLE VOTING
                                                                                    AND
                                              SOLE VOTING       SHARED VOTING     LIMITED
                                                  AND                AND           OR NO                         PERCENT
TITLE OF CLASS        NAME AND ADDRESS        INVESTMENT         INVESTMENT     INVESTMENT                         OF
   OF STOCK         OF BENEFICIAL OWNER          POWER              POWER          POWER            OTHER         CLASS
--------------      -------------------       -----------       -------------   -----------       ----------     -------
Common          Robert A. Belfer               4,554,655(1)(2)    1,266,018(3)    12,070(4)(5)                     1.85
Preferred       767 Fifth Avenue
  Convertible   New York, NY 10153               237,773(6)          64,852(7)                                    22.66

Common          Mr. and Mrs. Lawrence Ruben    4,863,371(8)         941,347(9)                                     1.82
Preferred       600 Madison Avenue
  Convertible   New York, NY 10022               289,387(10)         16,275(11)                                   22.89

Common          Jack Saltz                     1,451,252(12)        817,103(13)                                       *
Preferred       767 Fifth Avenue
  Convertible   New York, NY 10153                73,041             58,900(14)                                    9.88

Common          Enron Corp.                                                                        7,436,509(15)   2.39
Preferred       Savings Plan
  Convertible                                                                                         70,000(15)   5.24

---------------

  *  Less than 1%.

 (1) Includes 13,248 shares held by trust of which Mr. Belfer is trustee, in all of which shares Mr. Belfer disclaims beneficial ownership. Also includes 3,246,077 shares that would be acquired upon the conversion of the Preferred Convertible Stock shown in the table as being beneficially owned by Mr. Belfer with sole voting and investment power.

 (2) 21,344 shares of Common Stock are subject to stock options exercisable within 60 days after February 15, 1998, which number is included in the number of shares shown as beneficially owned as of such date.

 (3) Includes 372,000 shares held by a trust of which Mr. Belfer's wife is co-trustee and 6,180 shares held by Mr. Belfer's wife. Also includes 885,360 shares that would be issued upon the conversion of the Preferred Convertible Stock shown in the table as being beneficially owned by Mr. Belfer with shared voting and investment power.

 (4) Includes restricted shares of Common Stock held under Enron's 1991 Stock Plan (the "1991 Stock Plan"). Participants in the 1991 Stock Plan have sole voting power and no investment power for restricted shares awarded under the 1991 Stock Plan until such shares vest in accordance with 1991 Stock Plan provisions. After vesting, the participant has sole investment and voting powers.

 (5) Includes shares held under Enron's Savings Plan (the "Savings Plan"). Participants in the Savings Plan instruct the Savings Plan Trustee as to how the participant's shares should be voted. Additionally, participants have limited investment power with respect to shares in the Savings Plan.

 (6) Includes 53,370 shares held by trusts of which Mr. Belfer is trustee, in all of which shares Mr. Belfer disclaims beneficial ownership.

 (7) Includes 5,300 shares held by a trust of which Mr. Belfer's wife is co-trustee, 625 shares held by Mr. Belfer's wife and 427 shares held by trusts of which Mr. Belfer is a co-trustee, in all of which shares Mr. Belfer disclaims beneficial ownership.

 (8) Includes 9,513 shares held as trustee or co-trustees for their children and 61,200 shares held by Mrs. Ruben as trustee for a charitable trust. Also includes 3,950,711 shares that would be acquired upon the conversion of the Preferred Convertible Stock.

 (9) Includes 99,209 shares held by Mrs. Ruben as co-trustee for her children; 185,716 shares held by Mr. Ruben as co-trustee for his children; 332,280 shares held by Mr. Ruben as co-trustee for his nieces and nephews; and 99,200 shares held by charitable foundations in which shares Mr. and Mrs. Ruben have no pecuniary interest. Also includes 222,186 shares that would be issued upon the conversion of the Preferred Convertible Stock.

(10) Includes 960 shares held as co-trustees for their children, 53,330 shares held by Mrs. Ruben as trustee for her children and 3,600 shares held by Mrs. Ruben as trustee for a charitable trust.

(11) Includes 5,224 shares held by Mrs. Ruben as co-trustee for her children and 11,051 shares held by Mr. Ruben as co-trustee for his nieces and nephews, in which shares Mr. Ruben has no pecuniary interest.
                                             (Notes continued on following page)

(12) Includes 997,156 shares that would be issued upon the conversion of the Preferred Convertible Stock.

(13) Includes 804,103 shares that would be issued upon the conversion of the Preferred Convertible Stock.

(14) Held by Mr. Saltz's wife as trustee for their children.

(15) Pursuant to the terms of the Savings Plan, shares allocated to employee accounts are voted by the Savings Plan Trustee as instructed by the employees. If the trustee receives no voting directions from the respective employees, then all such shares are to be voted by the trustee in the same proportion as the allocated shares that are voted by employees. Includes 995,640 shares that would be acquired upon the conversion of the Preferred Convertible Stock.

STOCK OWNERSHIP OF MANAGEMENT AND BOARD OF DIRECTORS AS OF FEBRUARY 15, 1998

                                                                        AMOUNT AND NATURE
                                                                     OF BENEFICIAL OWNERSHIP
                                                            ------------------------------------------
                                                               SOLE         SHARED        SOLE VOTING
                                                              VOTING        VOTING        AND LIMITED
                                                               AND           AND             OR NO
                                                            INVESTMENT    INVESTMENT       INVESTMENT     PERCENT
   TITLE OF CLASS                    NAME                    POWER(1)      POWER(1)       POWER(2)(3)     OF CLASS
   --------------                    ----                   ----------    ----------      -----------     --------
Enron Corp.
Common Stock          Robert A. Belfer...................    4,554,655(4) 1,266,018(5)       12,070         1.85
                      Norman P. Blake, Jr................       15,741                          466         *
                      Ronnie C. Chan.....................        2,268                           --         *
                      John H. Duncan.....................       82,069       26,304             562         *
                      Joe H. Foy.........................       27,982                          562         *
                      Wendy L. Gramm.....................        6,698                          562         *
                      Ken L. Harrison....................      143,378        1,539          31,321         *
                      Stanley C. Horton..................      305,643                       14,705         *
                      Robert K. Jaedicke.................       22,678                          562         *
                      Kenneth L. Lay.....................    2,911,452      959,798(6)       48,768         1.25
                      Charles A. LeMaistre...............       23,470          800             562         *
                      Jerome J. Meyer....................        3,115                                      *
                      Jeffrey K. Skilling................      537,385                      264,444         *
                      John A. Urquhart...................       74,852                          562         *
                      John Wakeham.......................        2,632                          270         *
                      Charls E. Walker...................       21,622        6,088(7)          562         *
                      Thomas E. White....................      526,609                       16,565         *
                      Bruce G. Willison..................                     7,607                         *
                      Herbert S. Winokur, Jr.............       57,058        3,500(8)          562         *
                      All directors and executive
                        officers as a group (24 in
                        number)..........................   10,415,764(4) 2,276,630(5)      696,335         4.22
Enron Corp.
Preferred Con-
vertible Stock        Robert A. Belfer...................      237,773(9)    64,852(10)                    22.66
                      All directors and executive
                        officers
                      as a group (24 in number)..........      237,773       64,852                        22.66

                                             (Table continued on following page)

                                                                                AMOUNT AND NATURE
                                                                             OF BENEFICIAL OWNERSHIP
                                                                  ---------------------------------------------
                                                                     SOLE           SHARED          SOLE VOTING
                                                                    VOTING          VOTING          AND LIMITED
                                                                     AND             AND               OR NO
                                                                  INVESTMENT      INVESTMENT        INVESTMENT       PERCENT
   TITLE OF CLASS                        NAME                      POWER(1)         POWER           POWER(2)(3)      OF CLASS
   --------------                        ----                     ----------      ----------        -----------      --------
Enron Oil &
  Gas Company
  Common Stock        Robert A. Belfer..........................     11,000         38,600(11)                          *
                      Norman P. Blake, Jr.......................      2,000                                             *
                      John H. Duncan............................     28,825         11,175                              *
                      Joe H. Foy................................      3,000                                             *
                      Kenneth L. Lay............................     20,000(12)     30,000                              *
                      Jeffrey K. Skilling.......................    100,000(12)                                         *
                      John A. Urquhart..........................           (12)                                         *
                      Charls E. Walker..........................      3,000                                             *
                      All directors and executive officers
                      as a group (24 in number).................    167,825(12)     82,775                              *
EOTT Energy
  Partners, L.P.
  Common Units        Norman P. Blake, Jr.......................      1,000                                             *
                      John H. Duncan............................      8,500                                             *
                      Joe H. Foy................................      2,000                                             *
                      Kenneth L. Lay............................                     5,000                              *
                      All directors and executive officers
                      as a group (24 in number).................     11,500          5,000                              *
Northern Border
  Partners, L.P.
  Common Units        Robert A. Belfer..........................     32,500         28,500(13)                          *
                      Norman P. Blake...........................      1,500                                             *
                      Joe H. Foy................................      6,650                                             *
                      All directors and executive officers
                      as a group (24 in number).................     40,650         28,500                              *

---------------

  *  Less than 1%.

 (1) The number of shares of Common Stock subject to stock options exercisable within 60 days after February 15, 1998, which number is included in the number of shares shown as beneficially owned as of such date, is as follows: Mr. Belfer, 21,344 shares; Mr. Blake, 10,104 shares; Mr. Chan, 1,768 shares; Mr. Duncan, 26,304 shares, for which he has shared voting and investment power; Mr. Foy, 16,384 shares; Dr. Gramm, 5,744 shares; Mr. Harrison, 142,887 shares; Mr. Horton, 274,213 shares; Dr. Jaedicke, 15,384 shares; Mr. Lay, 2,828,186 shares, for which he has shared voting and investment power for 158,783 of such shares; Dr. LeMaistre, 17,376 shares; Mr. Skilling, 407,728 shares; Mr. Urquhart, 68,204 shares; Lord Wakeham, 2,256 shares; Dr. Walker, 12,976 shares; Mr. Winokur, 26,304 shares; Mr. White, 389,881 shares and all directors and executive officers as a group (24 in number), 5,289,553 shares.

 (2) Includes restricted shares of Common Stock held under Enron's 1991 and 1994 Stock Plans (the "Plans") for certain individuals. Participants in those Plans have sole voting power and no investment power for restricted shares awarded under the Plans until such shares vest in accordance with the Plans' provisions. After vesting, the participant has sole investment and voting powers.

 (3) Includes shares held under the Savings Plan and/or the ESOP. Participants in the Savings Plan instruct the Savings Plan Trustee as to how the participant's shares should be voted. Additionally, participants have limited investment power with respect to shares in the Savings Plan. Participants in the ESOP have sole voting power and no investment power prior to distribution of shares from the ESOP. Total shares held by the group includes 2,427 shares with shared voting power.

 (4) Includes 13,248 shares held by a trust of which Mr. Belfer is trustee, in all of which shares Mr. Belfer disclaims beneficial ownership. Also includes 3,246,077 shares that would be issued upon the conversion of the Preferred Convertible Stock shown in the table as being beneficially owned by Mr. Belfer with sole voting and investment power.

 (5) Includes 372,000 shares held by a trust of which Mr. Belfer's wife is co-trustee and 6,180 shares held by Mr. Belfer's wife. Also includes 885,360 shares that would be issued upon the conversion of the Preferred Convertible Stock shown in the table as being beneficially owned by Mr. Belfer with shared voting and investment power.

 (6) Includes 165,000 shares held in a charitable foundation in which Mr. Lay has no pecuniary interest.

 (7) Shares owned by Dr. Walker's wife and in which Dr. Walker disclaims beneficial ownership.

 (8) Shares held in a charitable foundation in which Mr. Winokur has no pecuniary interest.
                                             (Notes continued on following page)

 (9) Includes 53,370 shares held by trusts of which Mr. Belfer is trustee, in all of which shares Mr. Belfer disclaims beneficial ownership.

(10) Includes 5,300 shares held by a trust of which Mr. Belfer's wife is co-trustee, 625 shares held by Mr. Belfer's wife and 427 shares held by trusts of which Mr. Belfer is a co-trustee, in all of which shares Mr. Belfer disclaims beneficial ownership.

(11) Includes 20,000 shares held by trusts of which Mr. Belfer is co-trustee or his wife is trustee for their children and 2,600 shares held by his daughter, in all of which shares Mr. Belfer disclaims beneficial ownership and 8,000 shares held in a charitable foundation in which Mr. Belfer has no pecuniary interest.

(12) Does not include 85,080,000 shares owned by Enron in which each of Messrs. Lay, Harrison, Urquhart and Skilling, in their capacities as Chairman of the Board, Vice Chairman of the Board, Vice Chairman of the Board and President, respectively, of Enron, has sole voting and investment power pursuant to the provisions of Enron's bylaws.

(13) Includes 22,500 shares held in trusts in which Mr. Belfer's son or wife is trustee or in which Mr. Belfer is trustee or a co-trustee, 3,000 shares held by Mr. Belfer's wife and 3,000 shares held in a charitable trust in which Mr. Belfer has no pecuniary interest.

BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors held five regularly scheduled meetings and three special meetings during the year ended December 31, 1997. The Executive Committee meets on a less formal basis and may exercise all of the powers of the Board of Directors, except where restricted by Enron's bylaws or by applicable law. During the year ended December 31, 1997, the Executive Committee met 11 times. The Executive Committee is currently composed of Messrs. Duncan (Chairman), Belfer, Foy, Lay, LeMaistre, Skilling and Winokur.

     The Board of Directors uses working committees with functional responsibility in the more complex recurring areas where disinterested oversight is required. The Audit Committee serves as the overseer of Enron's financial reporting process and internal controls. At five meetings during the year ended December 31, 1997, the Audit Committee met with the independent auditors, as well as Enron officers and employees who are responsible for legal, financial and accounting matters. In addition to recommending the appointment of the independent auditors to the Board of Directors, the Audit Committee reviews the scope and fees related to the audit, the accounting policies and reporting practices, contract and internal auditing and internal control, compliance with Enron's policies regarding business conduct and other matters as deemed appropriate. The Audit Committee is currently composed of Messrs. Jaedicke (Chairman), Chan, Foy, Wakeham, Willison and Dr. Gramm.

     The Compensation Committee's responsibility is to establish Enron's compensation strategy and ensure that the senior executives of Enron and its wholly owned affiliates are compensated effectively in a manner consistent with the stated compensation strategy of Enron, internal equity considerations, competitive practice and the requirements of appropriate regulatory bodies. In meeting eight times during the year ended December 31, 1997, the Compensation Committee also continued to monitor and approve awards earned pursuant to Enron's comprehensive executive compensation program. The Compensation Committee is currently composed of Messrs. LeMaistre (Chairman), Blake, Duncan and Jaedicke.

     The Finance Committee serves as a monitor of Enron's financial activities. In meeting five times during the year ended December 31, 1997, the Finance Committee reviewed the financial plans and proposals of management, as well as recommended action with regard thereto to the Board of Directors. The Finance Committee is currently composed of Messrs. Winokur (Chairman), Belfer, Blake, Chan, Meyer, Urquhart, Walker and Willison.

     The Nominating Committee has oversight for recruiting and recommending candidates for election to the Board of Directors and evaluation of director independence and performance. In meeting two times during the year ended December 31, 1997, the Committee recommended that the mandatory retirement age for Directors be waived for one year with respect to two Directors and that the incumbent slate of Directors be approved by the Board of Directors for submission to the Enron shareholders at the 1998 Annual Meeting of

Shareholders. The Nominating Committee is currently composed of Messrs. Walker (Chairman), Meyer, Wakeham and Dr. Gramm.

     During the year ended December 31, 1997, each Director attended at least 75% of the total number of meetings of the Board of Directors and the committees on which the Director served except Mr. Chan.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

DIRECTOR COMPENSATION

     Each nonemployee director of Enron receives an annual service fee of $40,000 for serving as a director. No additional fees are paid for serving on committees, except that committee chairs receive an additional $5,000 annually. Meeting fees are $1,250 for each Board of Directors meeting attended and $1,000 for each committee meeting attended. Total directors' fees paid in cash, deferred under Enron's 1994 Deferral Plan or received in a combination of phantom stock units and stock options in lieu of cash under Enron's 1991 Stock Plan in 1997 were $812,875, or an average of $62,529 per nonemployee director.

     Directors can elect to receive fees in cash, defer receipt of their fees to a later specified date under Enron's 1994 Deferral Plan, or receive their fees in a combination of phantom stock units and stock options in lieu of cash under Enron's 1991 Stock Plan. Beginning January 1, 1996, participants in Enron's 1994 Deferral Plan may elect to invest their deferrals among ten different investment choices. For calendar year 1995, interest was credited at 9%. During 1997, seven directors elected to defer fees under Enron's 1994 Deferral Plan. Prior to 1994, directors were able to defer their fees under Enron's 1985 Deferral Plan, which continues to credit interest on account balances based on 150% of Moody's seasoned corporate bond yield index with a minimum rate of 12%, which for 1995 was 12.39% and which for 1996 and 1997 was the minimum rate of 12%. Two directors elected to receive their fees in a combination of phantom stock units and stock options in lieu of cash according to the terms of Enron's 1991 Stock Plan. During 1997, each nonemployee director received 510 shares of phantom stock units (valued at $41.375 per share on the date of grant) and options to purchase 2,040 shares (with an exercise price of $41.375 per share) according to the terms of Enron's 1991 Stock Plan.

                REPORT FROM THE COMPENSATION COMMITTEE REGARDING
                             EXECUTIVE COMPENSATION

     The Compensation Committee (the "Committee") of the Board of Directors is responsible for developing the Enron executive compensation philosophy. It is the duty of the Committee to administer the philosophy and its relationship with the compensation paid to the Chief Executive Officer (the "CEO") and each of the other executive officers.

     The basic philosophy behind executive compensation at Enron is to reward the executive's performance that creates long-term shareholder value. This pay-for-performance tenet is embedded in most aspects of an executive's total compensation package. Salary increases, annual incentive awards and long-term incentive grants are reviewed annually to ensure consistency with Enron's total compensation philosophy.

Base Salary

     All decisions regarding base salary are made based upon individual performance as measured against pre-established individual objectives and competitive practice as measured by periodic compensation surveys. Base salaries are targeted at the median of a comparator group that includes peer group companies, similar to those reflected in the proxy performance graph, and general industry companies similar in size to Enron.

Annual Incentive Awards

     The annual incentive plan is funded as a percentage of after-tax income as approved by the Committee each year based upon company performance and competitive industry practice. Downward adjustment of the fund is at the sole discretion of the Committee based on performance against other goals such as earnings per share, cash flow, strengthening the balance sheet and total shareholder return. These factors are not weighted, but are applied at the sole discretion of the Committee. However, upward adjustment of the fund, over the formula-driven amount, is not allowed. Since the performance goal of Enron is net income, the fund increases or decreases based on the earnings performance of Enron. All decisions regarding individual incentive awards are made based upon individual performance as measured against pre-established individual objectives and competitive practice as measured by compensation surveys, but in no event will an individual incentive award exceed a specified percentage of after-tax net income as pre-established annually by the Committee. Under the annual incentive plan, awards can be made in any combination of cash, stock and stock options. Annual incentive awards are intended to result in total direct compensation (base plus annual incentive) at the top quartile of the industry comparator group, given top quartile performance. Based on the last compensation survey, this objective was met.

Long-Term Incentive Grants

     Long-term incentive grants are made annually to each executive and are targeted at the top quartile of the industry comparator group. One-half of the grants' intended value is made in performance units under Enron's performance unit plan and one-half is made in stock options. Aggregate stock holdings of the executives have no bearing on the size of long-term incentive grants. Occasionally, restricted stock is granted for specific reasons, such as: (i) individual performance, (ii) company performance, (iii) accommodation of special situations such as promotions, (iv) in lieu of other benefits or (v) to remain market competitive.

     The long-term incentive program of Enron is focused on increasing shareholder value. For example, performance units compare Enron's total shareholder return versus peer group performance over a four-year period. In order for top quartile compensation to be realized, the total shareholder return of Enron must rank at least third among the peer group of 12 companies. Stock options are granted at market price. Thus, for any compensation to be realized pursuant to stock options, the market price of Common Stock must increase.

Total Compensation

     Approximately 75% of the total compensation of Enron's most senior executives is "at risk," based strictly upon the performance of Enron and return to the shareholders. Also, several significant elements in the employee benefit package, the Employee Stock Ownership Plan, Enron Corp. Savings Plan, and Portland General Holdings Retirement Savings Plan (which together own approximately 7.5% of Common Stock as of December 31, 1997), and the All-Employee Stock Option Program are driven by increasing shareholder value.

     Inherent in this "at risk" component is a heavy weighting toward long-term performance. At Enron, long-term incentives for the most senior executives are approximately double the size of annual incentives. We believe this feature provides Enron management with a long-term strategic incentive that will encourage the continued creation of shareholder value. In addition, the Committee has approved stock ownership guidelines which provide that each member of the Office of the Chairman is required to own Enron stock having a value at least equal to five times his or her annual base salary, each Management Committee member is required to own Enron stock having a value at least equal to two times his or her annual base salary, and other principal corporate and operating subsidiary officers named in the annual report are required to own Enron stock having a value at least equal to his or her annual base salary. For purposes of these guidelines, ownership includes grants of restricted stock but does not include grants of stock options.

     The Committee consults from time to time with Towers Perrin and Hewitt Associates, two consulting firms experienced in executive compensation, and has access to national compensation surveys and the financial records of Enron. The Committee reviews each element of compensation to ensure that the total compensation delivered is reflective of company performance with input on market competitiveness. The executive compensation program is designed to provide top quartile compensation for top quartile performance. In the last review, the Committee confirmed that the executive compensation program was meeting the targeted objective.

Chief Executive Officer Compensation

     As part of an annual review, the Committee applies the executive compensation philosophy to the total compensation package of the CEO and the other executives. Mr. Lay's base salary of $1,200,000 is the salary set forth in his employment contract, which was renewed and extended at the end of 1996. Since Mr. Lay's base salary exceeds $1,000,000, base salary in excess of $1,000,000 is deferred into Enron's 1994 Deferral Plan to preserve tax deductibility under Section 162(m). (See "Compliance with Internal Revenue Code
Section 162(m)" below.) The year 1997 was a difficult one for Enron in terms of net income and shareholder return which resulted primarily from nonrecurring losses of $537,000,000 related to the renegotiation of the J-Block gas contract and depressed MTBE (methyl tertiary butyl ether) margins on committed productions. The renegotiated J-Block contract now allows for the gas to be taken at steady volumes, assuring Enron a very significant, long-term supply at favorable prices comparable to other long-term contracts in the North Sea marketplace. The year also included such positive company accomplishments as (i) successfully completing the Portland General Corporation merger, which has allowed Enron to expand its West Coast power marketing operations and has assisted in establishing entry into retail markets in other parts of the country, (ii) developing a significant retail energy business, which included the sale of 6.8% of this new, high potential business which allowed Enron to recoup a significant portion of the start-up costs while establishing a total enterprise value of $1.9 billion and
(iii) advancing the fundamentals within each of its businesses. After taking all of these 1997 events into consideration, the Committee awarded Mr. Lay an Annual Incentive Plan payment of $475,000. This was significantly less than his 1996 annual incentive payment of $1,620,864 due to the nonrecurring losses mentioned above and the resulting impact on net income and shareholder return.

     Under the leadership of Mr. Lay, the Committee believes that Enron can continue to build on the 1997 accomplishments to prepare Enron for an even stronger future and once again deliver superior returns to its shareholders. As an incentive for Mr. Lay to deliver such future performance, on January 19, 1998, the Committee awarded Mr. Lay a grant of 79,490 stock options, at market value on the date of grant. In addition, the Committee amended the accelerated vesting provisions contained in Mr. Lay's February 8, 1994 stock option award (with an exercise price of $34 per share). Under the terms of the original grant, accelerated vesting provisions were not triggered because of Enron's performance during 1997. However, in order to give Mr. Lay additional incentive to help Enron achieve its earnings objectives during 1998, the Committee amended the accelerated vesting provisions of the option agreement to provide that the options would be fully vested if Enron's 1998 recurring earnings per share goal is met.

     During 1997, Mr. Lay received long-term incentive grants consisting of a grant of stock options at market value on the date of grant, to acquire 256,415 shares, and a grant of 1,800,000 performance units, consistent with the design of the long-term incentive program.

     Mr. Lay did not receive a cash payment under the Performance Unit Plan for the 1994-1997 performance period. Payments are made under the Performance Unit Plan only if the total shareholder return of Enron ranks at least sixth out of 12 industry peer companies for the four-year performance period. During the measurement period from 1994-1997, Enron's return to its shareholders was 49.84% compared with 83.08% for industry peers, and 86.36% for the Standard & Poors ("S&P") 500. This performance earned Enron a ranking of Number 10 and therefore the units had no value.

Compliance with Internal Revenue Code Section 162(m)

     Section 162(m) of the Internal Revenue Code, as amended (the "Code"), generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to a company's CEO and four other most highly compensated executive officers, as reported in its proxy statement. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. Enron has structured the performance-based portion of the compensation of its executive officers (which currently consists of stock options grants, performance unit grants and annual incentive awards) in a manner that complies with the statute. The Amended and Restated 1991 Stock Plan, the Amended and Restated Performance Unit Plan and the Annual Incentive Plan were presented to and approved by shareholders at the 1997, 1995 and 1994 Annual Meetings of Shareholders, respectively. Occasionally, Enron may grant restricted stock for specific reasons which would not qualify as performance-based compensation.

Summary

     Executive compensation at Enron is taken seriously by the Committee, the Board of Directors and senior management. The Committee believes that there has been a strong link between the success of the shareholder and the rewards of the executives. This success is evidenced by the increase in shareholder value from 1989 to 1997, during which time a shareholder who invested $100 in Enron Common Stock would have received $454 or a 354% increase in value, compared to 249% for the S&P 500 and 105% for industry peers. The Committee believes that with the present plan designs, management will continue to strive to increase shareholder value.

Compensation Committee

Charles A. LeMaistre (Chairman)
Norman P. Blake
John H. Duncan
Robert K. Jaedicke

COMPARATIVE STOCK PERFORMANCE

     The performance graph shown below was prepared by Value Line, Inc., for use in this proxy statement. As required by applicable rules of the Securities and Exchange Commission (the "SEC"), the graph was prepared based upon the following assumptions:

        1. $100 was invested in Enron Common Stock, the S&P 500, and the Peer Groups (as defined below) on December 31, 1992.

        2. The Original and Current Peer Group investments are weighted based on the market capitalization of each individual company within the Peer Groups at the beginning of each year and the trading activity of the stock of each individual company during the year.

        3. Dividends are reinvested on the ex-dividend dates.

     The companies that comprised Enron's Original Peer Group were as follows:
British Gas PLC; Burlington Resources Inc.; The Coastal Corp.; Columbia Gas Systems, Inc.; Consolidated Natural Gas Co.; NorAm Energy Corp.; Occidental Petroleum Corp.; PanEnergy Corp.; Sonat Inc.; Tenneco, Inc.; and The Williams Companies, Inc.

     As a result of mergers and divestitures in 1996 and 1997, the following Peer Group changes have been made: NorAm Energy Corp., due to its merger with Houston Industries Inc., has been replaced by Amoco Corporation; PanEnergy Corp., due to its merger with Duke Energy Corporation, has been replaced by Duke Energy Corporation; Burlington Resources Inc., due to its divestiture of El Paso Energy Corporation, has been replaced by El Paso Energy Corporation which subsequently acquired Tenneco Energy; and Tenneco Inc., due to its divestiture of Tenneco Energy, has been replaced by NGC Corp.

     Accordingly, the companies that comprise Enron's Current Peer Group are as follows: Amoco Corporation; British Gas PLC; The Coastal Corp.; Columbia Gas Systems, Inc.; Consolidated Natural Gas Co.; Duke Energy Corporation; El Paso Energy Corporation; NGC Corp.; Occidental Petroleum Corp.; Sonat Inc.; and The Williams Companies, Inc.

     Although this method of calculating shareholder return differs from the method that Enron uses for purposes of its Performance Unit Plan, it does display a similar trend.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                      Enron Corp., S&P 500 and Peer Groups
                (Performance Results Through December 31, 1997)

        Measurement Period                               Standard &       Peer Group -      Peer Group -
      (Fiscal Year Covered)           Enron Corp.        Poors 500          Current           Original
1992                                          100.00            100.00            100.00            100.00
1993                                          127.98            110.09            117.01            119.66
1994                                          138.11            111.85            122.40            113.72
1995                                          176.67            153.80            143.59            129.90
1996                                          204.14            189.56            170.71            157.42
1997                                          201.37            252.82            218.69            208.91

EXECUTIVE COMPENSATION

     The following table summarizes certain information regarding compensation paid or accrued during each of Enron's last three fiscal years to Enron's Chief Executive Officer and each of Enron's four other most highly compensated executive officers (the "Named Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                                                      ALL OTHER
                                           ANNUAL COMPENSATION                     LONG-TERM COMPENSATION            COMPENSATION
                                  --------------------------------------   ---------------------------------------   ------------
                                                               OTHER        RESTRICTED    SECURITIES
                                                               ANNUAL         STOCK       UNDERLYING       LTIP
                                    SALARY       BONUS      COMPENSATION      AWARDS       OPTIONS/      PAYOUTS
NAME & PRINCIPAL POSITION  YEAR       $            $           ($)(1)         ($)(2)       SARS (#)       ($)(3)        ($)(4)
-------------------------  ----   ----------   ----------   ------------   ------------   ----------    ----------   ------------
Kenneth L. Lay             1997   $1,200,000   $  475,000     $228,847     $        --      950,460     $       --    $  545,264
 Chairman of the Board and 1996   $  990,000   $1,620,864     $162,399     $        --      920,660     $       --    $  281,368
 Chief Executive Officer,
 Enron                     1995   $  990,000   $1,440,000     $159,854     $        --      156,955     $  421,875    $  281,058
Jeffrey K. Skilling        1997   $  750,000   $  450,000     $ 22,525     $10,230,267(5) 1,000,000(5)  $       --    $  107,673
 President and Chief       1996   $  423,333   $  800,000     $ 15,061     $ 5,999,989(6)   358,905     $       --    $    1,103
 Operating Officer, Enron  1995   $  385,003   $  184,000     $ 10,700     $        --        7,385     $2,503,080    $      793
Ken L. Harrison(7)         1997   $  262,500   $  420,000     $ 84,226     $   525,013      160,765     $       --    $   19,189
 Chairman of the Board and
 Chief Executive Officer,
 PGE
 Vice Chairman, Enron
Stanley C. Horton          1997   $  461,667   $  250,000     $ 13,100     $        --      145,895     $       --    $      152
 Chairman, President and   1996   $  417,083   $  360,000     $  7,800     $        --      179,210     $       --    $    1,103
 Chief Executive Officer,  1995   $  328,333   $  320,000     $  8,774     $        --       37,000     $   75,000    $      793
 Enron Pipeline Company
Thomas E. White            1997   $  451,667   $  250,000     $ 13,100     $        --      170,895     $       --    $       --
 Chairman of the Board,    1996   $  423,333   $  360,000     $ 19,692     $        --       48,875     $       --    $    1,103
 Chief Executive Officer
 and                       1995   $  391,667   $  216,000     $ 11,300     $   226,025       40,130     $1,199,000    $      793
 President, Enron Ventures
 Corp.

---------------

(1) Includes "Perquisites and Other Personal Benefits" if value is greater than the lesser of $50,000 or 10% of reported salary and bonus. Personal plane usage of $130,154, $116,712, and $192,847 has been reported for Mr. Lay in 1995, 1996, and 1997, respectively. Also, Enron maintains three deferral plans for key employees under which payment of base salary, annual bonus, and long-term incentive awards may be deferred to a later specified date. Under the 1985 Deferral Plan, interest is credited on amounts deferred based on 150% of Moody's seasoned corporate bond yield index with a minimum rate of 12%, which for 1995 was 12.39%, for 1996 was the minimum rate of 12%, and for 1997 was the minimum rate of 12%. No interest has been reported as Other Annual Compensation under the 1985 Deferral Plan for participating Named Officers because the crediting rates during 1995, 1996, and 1997, did not exceed 120% of the long-term Applicable Federal Rate ("AFR") of 14.38% in effect at the time the 1985 Deferral Plan was implemented. No interest has been reported as Other Annual Compensation under the 1992 Deferral Plan, as none of the Named Officers are participants in the plan. Interest has been reported as Other Annual Compensation under the 1994 Deferral Plan during 1995 for the participating Named Officers because the crediting rate of 9% exceeded 120% of the AFR of 7.29% in effect at the time the 1994 Deferral Plan was implemented. Beginning January 1, 1996, the 1994 Deferral Plan credits interest based on fund elections chosen by participants. Since earnings on deferred compensation invested in third-party investment vehicles, comparable to mutual funds, need not be reported, no interest has been reported as Other Annual Compensation under the 1994 Deferral Plan during 1996 and 1997. Mr. Harrison's above-market interest has been calculated utilizing a long-term AFR of 9.61% which was set in 1989 when PGE amended its plan interest rate. Under the PGE Deferral Plan, interest during 1997 was credited at an average rate of 10.63%. Other Annual Compensation also includes cash perquisite allowances and cash paid for benefits lost due to statutory and/or plan earnings limits.

(2) Restricted Stock awarded to Mr. Harrison on July 1, 1997 will vest 20% on July 1, 1998 and 20% on each of the following four anniversaries of date of grant. Dividend equivalents for all Restricted Stock awards accrue from date of grant and are paid upon vesting. The following is the aggregate total of shares in unreleased Restricted Stock holdings and their value as of December 31, 1997, for each of the Named Officers: Mr. Lay, 9,440 shares valued at $392,350; Mr. Skilling, 264,718 shares valued at $11,002,342;
                                             (Notes continued on following page)

    Mr. Harrison, 23,477 shares valued at $975,763; Mr. Horton, 2,960 shares valued at $123,025; and Mr. White, 3,226 shares valued at $134,081. In accordance with the provisions of the 1991 Stock Plan, in the event of a "change of control," outstanding grants of Restricted Stock shall become fully vested.

(3) The amounts shown for 1995 for Messrs. Lay and Horton represent payouts made under the Enron Performance Unit Plan. The amount shown for 1995 for Mr. Skilling represents a payout made under the ECT Executive Compensation Plan. The amount shown for 1995 for Mr. White represents a payout made for the discontinuation of the Enron Power Corp. Executive Compensation Plan and his rights related thereto.

(4) The amounts shown include the value, as of year-end 1995 and 1996, of Common Stock allocated during those years to employees' special subaccounts under Enron's Employee Stock Ownership Plan. Included in 1995, 1996, and 1997 for Mr. Lay is $3,252, $3,775, and $4,388, respectively, that is attributable to term life insurance coverage pursuant to split-dollar life insurance arrangements. Also included in 1995, 1996, and 1997 for Mr. Lay is $277,013, $276,490, and $275,877, respectively, which represents the remainder of the annual premium that was provided in exchange for forfeiture by Mr. Lay of post-retirement executive supplemental survivor benefits and executive supplemental retirement benefits. Additionally, included in 1997 for Mr. Lay is $14,999 of imputed income that is attributable to a split-dollar life insurance premium of $250,000 (also included) which is paid annually by Enron on a life insurance policy already owned by Mr. Lay, with recovery of the cost of such premiums upon Mr. Lay's death. Included in 1997 for Mr. Skilling is a cash payment by Enron of $107,673 attributable to term life insurance coverage pursuant to a split-dollar life insurance arrangement with recovery of the cost of such premiums upon Mr. Skilling's death. Included in 1997 for Mr. Harrison is a cash payment of $1,720 attributable to term life insurance coverage pursuant to a split-dollar life insurance arrangement and $17,469 in company contributions to PGE non-qualified benefits plans.

(5) Restricted Stock and stock options awarded to Mr. Skilling on October 13, 1997. Restricted Stock vests 33 1/3% on October 13, 1998, 33 1/3% on October 13, 1999, and 33 1/3% on October 13, 2000. Stock options granted on October 13, 1997 vest 20% on the date of grant and will vest 20% on each grant date anniversary thereafter until 100% vested. In accordance with the provisions of the 1991 Stock Plan, in the event of a "change of control," outstanding grants of Restricted Stock shall become fully vested.

(6) Restricted Stock was awarded to Mr. Skilling on January 23, 1996, as a result of the termination of the ECT Executive Compensation Plan and his rights related thereto, and became 66.7% vested on July 23, 1996, and 100% vested on December 1, 1996.

(7) Mr. Harrison became an employee and executive officer of Enron effective July 1, 1997. Pursuant to Mr. Harrison's employment agreement, he received a bonus of $525,000 of which 80% was paid in cash and 20% in stock options which were granted on January 19, 1998.

STOCK OPTION GRANTS DURING 1997

     The following table sets forth information with respect to grants of stock options pursuant to the Enron stock plans to the Named Officers reflected in the Summary Compensation Table. No stock appreciation rights ("SARs") were granted during 1997.

                                INDIVIDUAL GRANTS
                       ------------------------------------
                       NUMBER OF
                       SECURITIES                                                 POTENTIAL REALIZABLE VALUE AT
                       UNDERLYING    % OF TOTAL                                       ASSUMED ANNUAL RATES OF
                        OPTIONS/    OPTIONS/SARS   EXERCISE                           STOCK PRICE APPRECIATION
                          SARS       GRANTED TO    OR BASE                               FOR OPTION TERM(1)
                        GRANTED     EMPLOYEES IN    PRICE       EXPIRATION   ------------------------------------------
        NAME             (#)(2)     FISCAL YEAR     ($/SH)         DATE      0%(3)        5%                  10%
        ----           ----------   ------------   --------     ----------   -----   -------------       --------------
Kenneth L. Lay.......    637,500(4)     3.77%      $43.3750      12/31/03      $0    $  11,353,446       $   26,346,481
                          56,545(5)     0.33%      $44.5000      01/21/02      $0    $     695,194       $    1,536,197
                         256,415(6)     1.51%      $41.5625      12/31/04      $0    $   4,338,570       $   10,110,714

Jeffrey K.
  Skilling...........     27,910(5)     0.16%      $44.5000      01/21/02      $0    $     343,140       $      758,250
                         972,090(7)     5.74%      $38.8750      10/13/07      $0    $  23,765,927       $   60,227,526
Ken L. Harrison......    120,000(8)     0.71%      $41.4375      07/01/07      $0    $   3,127,179       $    7,924,884
                          33,335(6)     0.20%      $41.5625      12/31/04      $0    $     564,032       $    1,314,434
                           7,430(9)     0.04%      $41.5625      12/31/07      $0    $     194,209       $      492,163
Stanley C. Horton....     12,560(5)     0.07%      $44.5000      01/21/02      $0    $     154,419       $      341,226
                         100,000(10)    0.59%      $39.7500      05/05/07      $0    $   2,499,856       $    6,335,126
                          33,335(6)     0.20%      $41.5625      12/31/04      $0    $     564,032       $    1,314,434
Thomas E. White......    125,000(11)    0.74%      $43.3750      01/03/07      $0    $   3,435,240       $    8,681,600
                          12,560(5)     0.07%      $44.5000      01/21/02      $0    $     154,419       $      341,226
                          33,335(6)     0.20%      $41.5625      12/31/04      $0    $     564,032       $    1,314,434
All Employee and
  Director
  Optionees..........  16,929,185(12)    100%      $40.4740(13)       N/A      $0    $ 430,913,782(14)   $ 1,092,020,126(14)
All Shareholders.....        N/A          N/A           N/A           N/A      $0    $7,821,684,107(14)  $19,821,683,169(14)
Optionee Gain as % of
  All Shareholders
  Gain...............        N/A          N/A           N/A           N/A     N/A            5.51%              5.51%

---------------

 (1) The dollar amounts under these columns represent the potential realizable value of each grant of options assuming that the market price of Common Stock appreciates in value from the date of grant at the 5% and 10% annual rates prescribed by the SEC and therefore are not intended to forecast possible future appreciation, if any, of the price of Common Stock.

 (2) If a "change of control" (as defined in the 1991 Stock Plan) were to occur before the options become exercisable and are exercised, the vesting described below will be accelerated and all such outstanding options shall be surrendered and the optionee shall receive a cash payment by Enron in an amount equal to the value of the surrendered options (as defined in the 1991 Stock Plan).

 (3) An appreciation in stock price, which will benefit all shareholders, is required for optionees to receive any gain. A stock price appreciation of 0% would render the option without value to the optionees.

 (4) Stock options awarded on January 3, 1997 became 20% vested on the date of grant and will be 100% vested on November 1, 2003. However, the vesting schedule may be accelerated if Enron's total shareholder return equals or exceeds 120% of the S&P 500 in calendar years 1997, 1998, and 1999.

 (5) Stock options awarded on January 21, 1997 were vested 100% on date of grant.

 (6) Represents stock options awarded under the Long-Term Incentive Program for 1998. Stock options awarded on December 31, 1997 became 20% vested on the date of grant with an additional 20% vested on the anniversary of the date of grant until 100% vested on December 31, 2001.
                                             (Notes continued on following page)

 (7) Represents stock options with a ten-year term. Options vested 20% on October 13, 1997, and will vest 20% on each grant date anniversary thereafter.

 (8) Represents stock options awarded on July 1, 1997 which vested 20% at grant and will vest 20% on each grant date anniversary thereafter.

 (9) Represents shares issued on December 31, 1997 as a new employee under the All Employee Stock Option Program.

(10) Represents stock options awarded on May 5, 1997 which vested 20% at grant and will vest 20% on each grant date anniversary thereafter.

(11) Represents stock options awarded on January 3, 1997 which vested 20% at grant and will vest 20% on each grant date anniversary thereafter.

(12) Includes shares issued on December 31, 1997 under the All Employee Stock Option Program to employees hired during 1997 including PGC employees.

(13) Weighted average exercise price of all Enron stock options granted to employees in 1997.

(14) Appreciation for All Employee and Director Optionees is calculated using the maximum allowable option term of ten years, even though in some cases the actual option term is less than ten years. Appreciation for all shareholders is calculated using an assumed ten-year option term, the weighted average exercise price for All Employee and Director Optionees ($40.4740) and the number of shares of Common Stock issued and outstanding on December 31, 1997 excluding 3,958,072 shares held by the Enron Flexible Equity Trust.

AGGREGATED STOCK OPTION/SAR EXERCISES DURING 1997 AND STOCK OPTION/SAR VALUES AS OF DECEMBER 31, 1997

     The following table sets forth information with respect to the Named Officers concerning the exercise of SARs and options during the last fiscal year and unexercised options and SARs held as of the end of the fiscal year:

                                                           NUMBER OF SECURITIES
                                                          UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                              OPTIONS/SARS AT            IN-THE-MONEY OPTIONS/
                              SHARES                         DECEMBER 31, 1997         SARS AT DECEMBER 31, 1997
                            ACQUIRED ON      VALUE      ---------------------------   ---------------------------
           NAME             EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----             -----------   -----------   -----------   -------------   -----------   -------------
Kenneth L. Lay............    50,000      $1,437,500     2,906,386      1,486,204     $28,785,093    $1,146,186
Jeffrey K. Skilling.......        --      $       --       691,615      1,312,520     $ 5,702,929    $6,580,759
Ken L. Harrison...........    20,000      $  450,640       128,567        130,098     $ 2,502,583    $   12,000
Stanley C. Horton.........        --      $       --       270,879        246,191     $ 1,680,426    $  649,756
Thomas E. White...........    10,000      $  126,875       359,881        196,819     $ 3,495,365    $  490,701

LONG-TERM INCENTIVE PLAN -- AWARDS IN 1997

     The following table provides information concerning awards of performance units under the Performance Unit Plan of Enron for the 1997-2000 performance period. Grants are made at the beginning of each fiscal year and each unit is assigned a value of $1.00. The units are subject to a four-year performance period, at the end of which Enron's total shareholder return is compared to that of the 11 peer companies included in the Current Peer Group. At that time, the units are assigned a value ranging from $0 to $2.00 based on the rank of Enron's shareholder return within the Current Peer Group. To be valued at the maximum of $2.00, Enron must rank first, and to be valued at the target of $1.00, Enron must rank third. Regardless of Enron's rank, Enron's shareholder return must be above the return on 90-day U.S. Treasury Bills over the same performance period in order for any value to be assigned.

                                            NUMBER      PERFORMANCE               ESTIMATED FUTURE PAYOUTS
                                          OF SHARES,      OR OTHER            UNDER NON-STOCK PRICE-BASED PLANS
                                           UNITS OR     PERIOD UNTIL      -----------------------------------------
                                            OTHER        MATURATION       THRESHOLD        TARGET         MAXIMUM
                  NAME                    RIGHTS (#)       PAYOUT            ($)            ($)             ($)
                  ----                    ----------    ------------      ---------      ----------      ----------
Kenneth L. Lay..........................  1,800,000     4 years             $  --        $1,800,000      $3,600,000
Jeffrey K. Skilling.....................    960,000     4 years             $  --        $  960,000      $1,920,000
Ken L. Harrison(1)......................         --     --                  $  --        $       --      $       --
Stanley C. Horton.......................    325,000     4 years             $  --        $  325,000      $  650,000
Thomas E. White.........................    325,000     4 years             $  --        $  325,000      $  650,000

---------------

(1) Mr. Harrison did not become an Enron employee until July, 1997 and did not receive a grant in 1997.

RETIREMENT AND SUPPLEMENTAL BENEFIT PLANS

     Enron maintains the Enron Corp. Cash Balance Plan (the "Cash Balance Plan") which is a noncontributory defined benefit plan to provide retirement income for employees of Enron and its subsidiaries. Through December 31, 1994, participants in the Cash Balance Plan with five years or more of service were entitled to retirement benefits in the form of an annuity based on a formula that uses a percentage of final average pay and years of service. In 1995, Enron's Board of Directors adopted an amendment to and restatement of the Cash Balance Plan changing the plan's name from the Enron Corp. Retirement Plan to the Enron Corp. Cash Balance Plan. In connection with a change to the retirement benefit formula, all employees became fully vested in retirement benefits earned through December 31, 1994. The formula in place prior to January 1, 1995 was suspended and replaced with a benefit accrual in the form of a cash balance of 5% of annual base pay beginning January 1, 1996. Under the Cash Balance Plan, each employee's accrued benefit will be credited with interest based on ten-year Treasury Bond yields.

     Enron also maintains a noncontributory employee stock ownership plan ("ESOP") which covers all eligible employees. Allocations to individual employees' retirement accounts within the ESOP offset a portion of benefits earned under the Cash Balance Plan. December 31, 1993 was the final date on which ESOP allocations were made to employees' retirement accounts.

     Directors who are not employees are not eligible to participate in the Cash Balance Plan.

     In addition, Enron has a Supplemental Retirement Plan that is designed to assure payments to certain employees of that retirement income that would be provided under the Cash Balance Plan except for the dollar limitation on accrued benefits imposed by the Code and a Pension Program for Deferral Plan

Participants that provides supplemental retirement benefits equal to any reduction in benefits due to deferral of salary into Enron's Deferral Plans.

     Messrs. Lay, Skilling, Horton and White participate in plans sponsored by Enron.

     Mr. Harrison participates in the Portland General Pension Plan (the "Pension Plan") and Supplemental Executive Retirement Plan ("SERP"). Compensation used to calculate Mr. Harrison's benefits under the combined Pension Plan and SERP is based on a three-year average of base salary and bonus amounts earned. The SERP benefit is based on final average pay over the highest 36 months out of the last ten years. SERP participants may retire without age-based reductions in benefits when their age plus years of service equals 85. Surviving spouses receive one-half the participant's retirement benefit from the SERP plus the joint and survivor benefit, if any, from the Pension Plan. In addition to the aforementioned annual retirement benefits, an additional temporary Social Security Supplement is paid until the participant is eligible for social security benefits. Retirement benefits are not subject to any deduction for social security. Mr. Harrison is eligible to retire without a reduction in benefits upon attainment of age 59.

     The following table sets forth the estimated annual benefits payable under normal retirement at age 65, assuming current remuneration levels without any salary projection and participation until normal retirement at age 65, with respect to the Named Officers under the provisions of the foregoing retirement plans:

                                                     ESTIMATED
                                          CURRENT    CREDITED      CURRENT        ESTIMATED
                                          CREDITED   YEARS OF    COMPENSATION   ANNUAL BENEFIT
                                          YEARS OF    SERVICE      COVERED       PAYABLE UPON
                  NAME                    SERVICE    AT AGE 65     BY PLANS       RETIREMENT
                  ----                    --------   ---------   ------------   --------------
Kenneth L. Lay..........................    20.9       30.2       $1,200,000       $468,199
Ken L. Harrison.........................    22.9       31.9       $1,050,000       $630,000
Jeffrey K. Skilling.....................     7.4       28.3       $  750,000       $265,952
Stanley C. Horton.......................      24       41.1       $  475,000       $226,386
Thomas E. White.........................     7.5       18.5       $  460,000       $ 90,703

     NOTE: The estimated annual benefits payable are based on the straight life annuity form without adjustment for any offset applicable to a participant's retirement subaccount in the ESOP.

     Messrs. Skilling and Horton participate in the Executive Supplemental Survivor Benefit Plan (the "Survivor Benefit Plan"). Mr. Lay has waived his participation in lieu of life insurance premiums. In the event of death after retirement, the Survivor Benefit Plan provides an annual benefit to the participant's beneficiary equal to 50% of the participant's annual base salary at retirement, paid for ten years. The Survivor Benefit Plan also provides that in the event of death before retirement, the participant's beneficiary receives an annual benefit equal to 30% of the participant's annual base salary at death, paid for the life of the participant's spouse (but for no more than 20 years in some cases). Mr. Lay has an agreement which was entered into with Houston Natural Gas Corporation ("HNG") for an annual benefit equal to 30% of his annual base salary upon death before retirement, paid for the life of his spouse.

SEVERANCE PLANS

     Enron's Severance Pay Plan, as amended, provides for the payment of benefits to employees who are terminated for failing to meet performance objectives or standards or who are terminated due to reorganization or economic factors. The amount of benefits payable for performance related terminations is based on length of service and may not exceed six weeks' pay. For those terminated as the result of reorganization or economic circumstances, the benefit is based on length of service and amount of pay up to a maximum payment of 26 weeks of base pay. If the employee signs a Waiver and Release of Claims Agreement, the employee may receive an additional severance benefit equal to the severance benefit described above. Under no circumstances will the total severance benefit paid under Enron's Severance Pay Plan exceed 52 weeks of pay. Under Enron's Change of Control Severance Plan, in the event of an unapproved change of control of Enron, any employee who is involuntarily terminated within two years following the change of control will be eligible for severance benefits equal to two weeks of base pay multiplied by the number of full or partial years of service, plus one month of base pay for each $10,000 (or portion of $10,000) included in the employee's annual base pay, plus one month of base pay for each 5% of annual incentive award opportunity under any approved plan. The maximum an employee can receive is 2.99 times the employee's average W-2 earnings over the past five years.

                              EMPLOYMENT CONTRACTS

     Mr. Lay entered into an employment agreement with Enron in December, 1996, which provides for a minimum salary effective January 1, 1997, of $1,200,000. To preserve tax deductibility, any base salary in excess of $1,000,000 must be deferred into Enron's 1994 Deferral Plan. The agreement provides for a grant of 1,275,000 stock options, 50% granted in December, 1996 and 50% granted in January, 1997, at market value on each date of grant. The stock options vested 20% on date of grant and will be 100% vested on November 1, 2003. However, the vesting schedule may be accelerated if Enron's total shareholder return equals or exceeds 120% of the S&P 500 in calendar years 1997, 1998, and 1999. The agreement also provides for a split-dollar life insurance arrangement, whereby Enron will pay five annual premiums of $250,000 on a life insurance policy already owned by Mr. Lay, with recovery of the cost of such premiums upon Mr. Lay's death. Benefits payable under Enron's Deferral Plans and the HNG Deferral Plan in the event of Mr. Lay's termination of employment will be paid as if Mr. Lay had retired from Enron, regardless of the reason for termination. In addition, the maturity date on Mr. Lay's $4,000,000 interest bearing line of credit was extended to December 31, 2001 under the agreement. The highest outstanding principal balance on the line of credit during 1997 was $2,903,116. Mr. Lay paid accrued interest in 1997 totaling $83,324.72, at an average rate of 6.36%, representing the mid-term AFR. As of February 25, 1998, the outstanding principal balance was $0, as the loan balance was paid by Mr. Lay on that date. In the event of his involuntary termination, Mr. Lay will receive amounts prescribed in the agreement, offset against amounts payable under the severance plan maintained by Enron, through the term of the agreement, which expires on December 31, 2001. If severance remuneration payable under the agreement is held to constitute an "excess parachute payment" and Mr. Lay becomes liable for any tax penalties imposed thereon, Enron will make a cash payment to him in an amount equal to the tax penalties plus an amount equal to any additional tax for which he will be liable as a result of receipt of the payment for such tax penalties and payment for such reimbursement for additional tax. The employment agreement contains noncompete provisions in the event of Mr. Lay's termination of employment.

     Mr. Skilling entered into an employment agreement with Enron in January, 1996, which, as amended, provides for a minimum annual salary of $750,000. In January, 1997, the agreement was amended to reflect Mr. Skilling's enhanced duties as President and Chief Operating Officer of Enron. The amended agreement provides for a revision of the vesting schedule on 500,000 stock options granted on August 29, 1994, such that one-third of the options will vest on each May 1 in 1997, 1998, and 1999. In the event of his involuntary termination, Mr. Skilling will receive amounts prescribed in the agreement through the term of the agreement. In order to tie Mr. Skilling's compensation more closely to Enron Corp. stock performance as opposed to any one Enron operating company, in October, 1997, his contract was renegotiated and extended through December 31, 2001. As a result, Mr. Skilling received on October 13, 1997, a grant of 972,090 Enron Corp. stock options with standard vesting of 20% at grant and 20% on each of the following four anniversary dates, a grant of 263,158 shares of Restricted Stock to vest 33 1/3% on each of the first three grant date anniversaries and a $4,000,000 loan to accrue interest at the October, 1997 mid-term AFR of 6.24% compounded semiannually until maturity date of December 31, 2001. The terms of the contract specify that if Mr. Skilling fully performs all the duties and responsibilities expected of him in his position and under his employment agreement through December 31, 2001, then 50% of the loan amount will be forgiven and the remaining 50% shall be repaid to Enron by Mr. Skilling. Mr. Skilling is responsible for 100% of the loan interest. If Mr. Skilling voluntarily terminates employment, or is terminated for cause prior to December 31, 2001, the entire loan amount and interest is due and payable. The loan will be collateralized with Enron Common Stock and 1994 Deferral Plan benefits. As an additional benefit to Mr. Skilling, Enron has entered into an agreement with Mr. Skilling to provide split-dollar life insurance whereby Enron will pay a portion of the annual premiums on a life insurance policy owned by Mr. Skilling, with recovery of the cost of such premiums upon Mr. Skilling's death. In 1997, the insurance premium paid by Enron was $107,673 which generates no imputed income as Mr. Skilling contributes an amount equal to the annual cost of current life insurance as measured by the insurer's current minimum premium rate for standard risks. The employment agreement contains noncompete provisions in the event of Mr. Skilling's termination of employment.

     Mr. Harrison entered into an employment agreement with Enron effective as of July 1, 1997, the effective date of the merger between Enron and Portland General Corporation ("PGC"), and will serve as Vice Chairman of Enron and Chairman and Chief Executive Officer of Portland General Electric Company ("PGE"). The agreement is for a period of five years and expires on June 30, 2002. Pursuant to the terms of the agreement, Mr. Harrison will receive an annual base salary of not less than $525,000 and was granted 120,000 stock options which have a ten-year term and which vested 20% on the date of grant and will vest 20% on each of the first four anniversaries of the date of grant and in accordance with the terms of his agreement. Mr. Harrison also received 12,670 shares of Restricted Stock which vested 20% on the date of grant and will vest 20% on each of the first four anniversaries of the date of grant. Also, Mr. Harrison will receive an annual bonus of not less than $525,000, of which 20% will be paid in stock options and 80% will be paid in cash. In the event of his involuntary termination, Mr. Harrison will receive amounts prescribed in the agreement through the term of the agreement. If Mr. Harrison terminates his employment voluntarily during a Window Period (defined as one of the 30-day periods beginning on the second, third, or fourth anniversaries of the effective date of the merger between Enron and PGC), he will be entitled to the insurance coverage equivalent to that under certain of Enron's insurance plans for active employees and to all payments of his annual base salary and bonus at such time and in such manner as if his employment had continued for the balance of the initial term, provided that, if the initial term would have continued beyond the second anniversary of the termination date, then Enron will pay Mr. Harrison a lump sum amount on such second anniversary date equal to the amount which would have been paid to Mr. Harrison during the balance of the initial term if his employment had continued during such period. In the event that the severance or other payments payable under the agreement constitute "excess parachute payments" within the meaning of Section 280G of the Code, and Mr. Harrison becomes liable for any excise tax or penalties or interest thereon, Enron will make a cash payment to him in an amount equal to the tax penalties plus an amount equal to any additional tax for which he will be liable as a result of receipt of the payment for such tax penalties and payment for such reimbursement for additional tax. The employment agreement contains noncompete provisions in the event of Mr. Harrison's termination of employment.

     Mr. Horton entered into an employment agreement with Enron Interstate Pipeline Company in January, 1990, which was amended and assigned to Northern Natural Gas Company in June, 1991, and amended and assigned to Enron Operations Corp. in October, 1993, and which provided for an extension of the employment contract through May 31, 1996. In consideration of this extension, Mr. Horton received 5,000 shares of Restricted Stock which vested 20% at grant and 20% on each of the following four anniversaries. The agreement was further amended in May, 1994, which provided for an extension of the agreement through May 31, 1998, and in consideration of such extension, Mr. Horton received 100,000 stock options of which all but 24,000 have vested. In October, 1996, a new employment agreement was initiated to supersede all previous agreements and which provides for an annual salary of $435,000 and a grant of 125,000 stock options in consideration of the extension of his employment agreement through May 31, 2000. These options vested 20% at grant and will vest an additional 20% on each of the first four anniversaries of date of grant. In the event of his involuntary termination, Mr. Horton will receive amounts prescribed in the agreement through the term of the agreement. The employment agreement contains noncompete provisions in the event of Mr. Horton's termination of employment. In May, 1997, Mr. Horton received a grant of 100,000 stock options as part of a company reorganization, which resulted in the aggregation of his long-term compensation being tied solely to the performance of Enron. These shares vested 20% at grant and will vest 20% on each of the first four anniversaries of the date of grant.

     Mr. White entered into an employment agreement with Enron in July, 1990, which, as amended, currently provides for an annual salary of $435,000. In May, 1994, Mr. White's agreement was extended two years, and he was granted 100,000 stock options at market value on date of grant. These options vested 20% immediately and will vest 100% eight years from the date of grant. However, vesting can be accelerated based on earnings per share performance in years 1994 through 1998. In January, 1997, Mr. White's agreement was extended an additional two and one-half years to December 31, 2000, and he was granted 125,000 stock options at market value on date of grant. These options vested 20% immediately and will vest an additional 20% on each of the first four anniversaries of date of grant. In the event of his involuntary termination, Mr. White will receive amounts prescribed in the agreement through the term of the agreement, which, as amended, expires on December 31, 2000. The employment agreement contains noncompete provisions in the event of Mr. White's termination of employment.

     Mr. Rodney Gray, who was an executive officer of Enron until November, 1997, received a personal executive loan from Enron in the amount of $250,000 on August 1, 1994, all of which is still outstanding. The loan bears interest compounded semiannually on the unpaid principal and interest of the loan at the short-term AFR in effect during each month that the loan is outstanding, which during 1997 averaged 5.80%. Mr. Gray paid accrued interest in the amount of $15,874.58 in December, 1997.

     Ms. Rebecca Mark, an executive officer of Enron, received a personal executive loan from Enron in the amount of $900,000 on May 7, 1997, all of which is still outstanding. The loan bears interest compounded semiannually on the unpaid principal and interest of the loan at the mid-term AFR in effect during each month that the loan is outstanding, which during 1997 averaged 6.12% and is collateralized with 24,899 shares of Common Stock. As of December 31, 1997, accrued interest totaled $37,367.

     Mr. J. Clifford Baxter, an executive officer of Enron, received a personal executive loan from Enron in the amount of $200,000 on September 15, 1995. The terms of the loan provide for 50% of the initial principal amount of the loan to be forgiven and waived by Enron in the event that Mr. Baxter remains an employee of

Enron through March 15, 1996, and the remainder of the principal amount forgiven in the event Mr. Baxter remains an employee of Enron through March 15, 1997. Mr. Baxter's loan was forgiven effective March 15, 1997, and unpaid accrued interest on the remaining balance of $5,788 was paid by Mr. Baxter.

                              CERTAIN TRANSACTIONS

     Effective August 1, 1991, Enron, Enron Power Corp. (a wholly owned subsidiary of Enron) and John A. Urquhart entered into a Consulting Services Agreement which has been amended several times, the latest of which amendments was effective as of January 1, 1998, to provide for an extension of the agreement through December 31, 1998. Pursuant to the terms of the agreement, Mr. Urquhart serves as Vice Chairman of the Board of Enron and consults with Enron regarding the development and implementation of an integrated strategic international business plan and other matters concerning international business and operations. The amendment provides for a retainer fee of $33,075 per month for providing up to 90 days of consulting services annually and a daily rate of $4,410 for days in excess of 90 annually. In August, 1995, the agreement was amended to provide for a grant of 50,000 Enron phantom stock options at a grant price equal to the December 29, 1995 Enron closing stock price, or $38.125. The phantom shares vested 50% on June 29, 1996, and 50% on December 29, 1996, and were to expire on December 31, 1998. With the extension of Mr. Urquhart's Consulting Services Agreement through December 31, 1998, the expiration date of the 50,000 Enron phantom stock options granted on December 29, 1995 was extended to December 31, 1999. Mr. Urquhart is paid for all reasonable out-of-pocket expenses incurred in performing services under the agreement. The services to be performed by Mr. Urquhart pursuant to the Consulting Services Agreement do not include, and are in addition to, his duties as a director of Enron, and the above compensation is in addition to the remuneration payable to Mr. Urquhart as a member of the Board of Directors of Enron. During 1997, Enron paid Mr. Urquhart $632,156 for services rendered (including reimbursement of expenses) under the Consulting Services Agreement.

     Mr. Urquhart is a member of the Managing Board of Amoco/Enron Solar Partnership, Chairman and Chief Executive Officer of Enron Solar Energy Inc. and a director of Enron Renewable Energy Corp. ("EREC"). On January 2, 1997, Mr. Urquhart was awarded 67,495 EREC stock options at a grant price of $15.00, granted in tandem with 23,750 Enron stock options at a grant price of $42.625, both of which were awarded at fair market value on the date of grant. The options became 20% vested on the date of grant and will become 20% vested on each anniversary of the date of grant through January 2, 2001. The exercise of either the EREC or Enron options will cancel the tandem options of the other security. These stock options will expire on January 2, 2007.

     Effective September 30, 1996, a monthly retainer of $6,000 was approved for payment to Lord John Wakeham in consideration of his services to Enron and its affiliates relating to his advice and counsel on matters relating specifically to European business and operations. The services to be performed by Lord Wakeham pursuant to this monthly retainer arrangement do not include, and are in addition to, his duties as a director of Enron, and the above compensation is in addition to the remuneration payable to Lord Wakeham as a member of the Board of Directors of Enron. During 1997, Enron paid Lord Wakeham $72,000 for services rendered to Enron Europe Limited during 1997.

     Enron Property & Services Corp. ("EPSC"), a subsidiary of Enron, and Lay/Wittenberg Travel Agency in the Park, Inc. ("TAP") are parties to an Agreement for Services under which TAP provides travel arrangements for Enron and its affiliates' employees. The agreement will expire on March 31, 2001. TAP is owned 50% by Sharon Lay, sister of Kenneth L. Lay, Chairman of the Board and Chief Executive Officer of

Enron. During 1997, TAP received commissions in the amount of $1,980,046.45 attributable to Enron employee travel.

     In May, 1997, ECT, Mark K. Lay and certain other individuals (collectively, "Individuals") who were formerly officers, directors, and/or shareholders of Paper & Print Management Corporation ("PPMC"), entered into employment agreements with ECT for the development within ECT of a clearinghouse for the purchase and sale of finished paper products. Mark K. Lay is a son of Kenneth L. Lay, Chairman of the Board and Chief Executive Officer of Enron. As consideration for their employment by ECT, the Individuals agreed to cause PPMC to convey to ECT certain intangible property rights associated with PPMC and enter into three-year employment agreements with ECT. In consideration therefor, ECT agreed to reimburse PPMC $1,005,257.85 in expenses that were incurred by PPMC to a third party in conjunction with PPMC's prior business. The employment agreement entered into between ECT and Mark K. Lay, which is similar to the employment agreements affecting the other Individuals, provides for the following: (i) a three-year term beginning May 19, 1997; (ii) that Mark K. Lay serves as a Vice President of ECT; (iii) a sign-on bonus of $100,000; (iv) a minimum salary of $12,500 per month; (v) minimum annual bonuses of $100,000 for calendar years 1997 through 1999; (vi) a grant of an option to Mark K. Lay under the terms of an Enron stock plan to purchase 20,000 shares of Common Stock. The stock option grant provides for a per share option price that was set at the fair market value of a share of Common Stock as of the effective date of grant, vesting of the options to occur one-third on each of the succeeding three anniversaries of the effective date of employment, and, subject to vesting, an exercise term of ten years; and (vii) a noncompetition agreement restricting Mark K. Lay from competing with ECT in certain activities during and after the employment term.

     Herbert S. Winokur, Jr., a director of Enron, is an affiliate of National Tank Company, a privately owned company that is a provider of wellhead equipment, systems and services used in the production of oil and gas ("Natco"). During the calendar years ended December 31, 1996 and 1997, Natco recorded revenues of $316,000 and $1,035,000, respectively, from sales to subsidiaries of Enron of oilfield equipment, services and spare parts in the ordinary course of business on terms that Enron believes are no less favorable than the terms of similar arrangements with third parties. Mr. Winokur's affiliation with Natco arises out of his indirect management of two funds that own Natco's indirect parent. In addition, Mr. Winokur is a minority limited partner of such funds. Enron believes that its subsidiaries and Natco will continue to enter into similar arrangements throughout 1998.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Until April 1986, Mr. Belfer was an officer of Belco Petroleum Corporation, a wholly owned subsidiary of Enron. During 1996, Belco Oil & Gas Corp. ("BOGC") entered into natural gas and crude oil commodity swap agreements and option agreements with ECT. BOGC is a publicly traded corporation, approximately 77% of the outstanding common stock of which is owned by Mr. Belfer and members of his family. These agreements were entered into in the ordinary course of business of ECT and are on terms that ECT believes are no less favorable than the terms of similar arrangements with third parties. Pursuant to the terms of these agreements, Enron paid BOGC a net amount of approximately $1,808,537.60 with respect to 1997. The amount of future payments (as well as whether payments are made by ECT to BOGC or vice versa) is affected by fluctuations in energy commodity prices. Enron believes that BOGC and ECT will continue to enter into similar arrangements throughout 1998.

     On November 26, 1997, BOGC acquired Coda Energy, Inc. ("Coda"), 98.5% of the common stock of which was owned by a joint venture in which Enron participates. The acquisition was effected pursuant to a merger agreement whereby Coda merged with and into a newly formed subsidiary of BOGC so that after the merger Coda became a wholly owned subsidiary of BOGC. As announced by BOGC, it paid $149,000,000 in cash in the merger, assumed approximately $175,000,000 of Coda's debt, and issued three-year warrants to purchase 1,666,667 shares of BOGC's common stock at an exercise price of $27.50 per share. The Board of Directors of Coda received a fairness opinion from an investment banker that the merger consideration was fair, from a financial point of view, to the shareholders of Coda.

     Enron retains the law firm of Bracewell & Patterson L.L.P. for legal services. During the last fiscal year, Enron and its subsidiaries paid Bracewell & Patterson L.L.P., from which Mr. Foy is a retired partner, legal fees which Enron believes to be reasonable for the services rendered. Until 1979, Mr. Foy was President of HNG, a predecessor of Enron.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires Enron's officers, directors and persons who own more than 10% of the Common Stock or the Preferred Convertible Stock to file reports of ownership and changes in ownership concerning the Common Stock or the Preferred Convertible Stock with the SEC and to furnish Enron with copies of all
Section 16(a) forms they file. Based upon Enron's review of the Section 16(a) filings that have been received by Enron, Enron believes that all filings required to be made under Section 16(a) during 1997 were timely made, except that Lawrence Ruben did not timely file one report containing one required transaction. This filing has now been made by Mr. Ruben.

                                    ITEM 2.

                    RATIFICATION OF APPOINTMENT OF AUDITORS

     Pursuant to the recommendation of the Audit Committee, the Board of Directors appointed Arthur Andersen LLP, independent public accountants, to audit the consolidated financial statements of Enron for the year ending December 31, 1998.

     Ratification of this appointment shall be effective upon receiving the affirmative vote of the holders of a majority of the Voting Stock present or represented by proxy and entitled to vote at the Annual Meeting of Shareholders on May 5, 1998. Under Oregon law, abstentions and broker non-votes (which occur if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular item) would not have the same legal effect as a vote against the proposal. The Board of Directors recommends ratification by the shareholders of this appointment.

     In the event the appointment is not ratified, the Board of Directors will consider the appointment of other independent auditors. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting of Shareholders on May 5, 1998, will be offered the opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THIS PROPOSAL.

                 SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

     Shareholders may propose matters to be presented at shareholders' meetings and may also nominate persons to be directors. Formal procedures have been established for those proposals and nominations.

PROPOSALS FOR 1999 ANNUAL MEETING

     Pursuant to various rules promulgated by the SEC, any proposals of holders of Voting Stock of Enron intended to be presented to the Annual Meeting of Shareholders of Enron to be held in 1999 must be received by Enron, addressed to Peggy B. Menchaca, Vice President and Secretary, 1400 Smith Street, Houston, Texas 77002, no later than November 24, 1998, to be included in the Enron proxy statement and form of proxy relating to that meeting.

     In addition to the SEC rules described in the preceding paragraph, Enron's bylaws provide that for business to be properly brought before the Annual Meeting of Shareholders, it must be either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise brought before the meeting by or at the direction of the Board of Directors or (c) otherwise properly brought before the meeting by a shareholder of Enron who is a shareholder of record at the time of giving of notice hereinafter provided for, who shall be entitled to vote at such meeting and who complies with the following notice procedures. In addition to any other applicable requirements, for business to be brought before an annual meeting by a shareholder of Enron, the shareholder must have given timely notice in writing of the business to be brought before an Annual Meeting of Shareholders of Enron to the Secretary of Enron. TO BE TIMELY, A SHAREHOLDER'S NOTICE MUST BE DELIVERED TO OR MAILED AND RECEIVED AT ENRON'S PRINCIPAL EXECUTIVE OFFICES, 1400 SMITH STREET, HOUSTON, TEXAS 77002, ON OR BEFORE NOVEMBER 24, 1998. A shareholder's notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on Enron's books, of the shareholder proposing such business,
(iii) the acquisition date, the class and the number of shares of Voting Stock of Enron which are owned beneficially by the shareholder, (iv) any material interest of the shareholder in such business and (v) a representation that the shareholder intends to appear in person or by proxy at the meeting to bring the proposed business before the meeting. Notwithstanding the foregoing bylaw provisions, a shareholder shall also comply with all applicable requirements of the Exchange Act, and the rules and regulations thereunder with respect to the matters set forth in the foregoing bylaw provisions. Notwithstanding anything in Enron's bylaws to the contrary, no business shall be conducted at the annual meeting except in accordance with the procedures outlined above.

PROPOSALS FOR 1998 ANNUAL MEETING

     The date for delivery to, or receipt by, Enron of any notice from a shareholder of Enron regarding business to be brought before the 1998 Annual Meeting of Shareholders of Enron was November 24, 1997. Enron has not received any notices from its shareholders that Enron is required to include in this proxy statement.

NOMINATIONS FOR 1999 ANNUAL MEETING AND FOR ANY SPECIAL MEETINGS

     Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors. Nominations of persons for election to Enron's Board of Directors may be made at a meeting of shareholders (a) by or at the direction of the Board of Directors or (b) by any shareholder of Enron who is a shareholder of record at the time of giving of notice hereinafter provided for, who shall be entitled to vote for the election of directors at the meeting and who complies with the following notice procedures. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of Enron. To be timely, a shareholder's notice shall be delivered to or mailed and received at Enron's principal executive offices, 1400 Smith Street, Houston, Texas 77002, (i) with respect to an election to be held at the Annual Meeting of Shareholders of Enron, or before November 24, 1998, and (ii) with respect to an election to be held at a special meeting of shareholders of Enron for the election of directors, not later than the close of business on the tenth day following the date on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever first occurs. Such shareholder's notice to the Secretary shall set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to the person that is required to be disclosed in solicitations for proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Exchange Act (including the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected); and (b) as to the shareholder giving the notice, (i) the name and address, as they appear on Enron's books, of such shareholder, and (ii) the class and number of shares of capital stock of Enron which are beneficially owned by the shareholder. In the event a person is validly designated as nominee to the Board of Directors and shall thereafter become unable or unwilling to stand for election to the Board of Directors, the Board of Directors or the shareholder who proposed such nominee, as the case may be, may designate a substitute nominee. Notwithstanding the foregoing bylaw provisions, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in the foregoing bylaw provisions.

NOMINATIONS FOR 1998 ANNUAL MEETING

     The date for delivery to, or receipt by, Enron of any notice from a shareholder of Enron regarding nominations for directors to be elected at the 1998 Annual Meeting of Shareholders of Enron was November 24, 1997. Enron has not received any notices from its shareholders regarding nominations for directors to be elected at the 1998 Annual Meeting of Shareholders.

                                    GENERAL

     As of the date of this proxy statement, the management of Enron has no knowledge of any business to be presented for consideration at the meeting other than that described above. If any other business should properly come before the meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the judgment of the persons named in such proxies.

     The cost of any solicitation of proxies will be borne by Enron. In addition to solicitation by use of the mails, certain officers and regular employees of Enron may solicit the return of proxies by telephone, telegraph or personal interview. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of material to and solicitation of proxies from the beneficial owners of Voting Stock held of record by such persons, and Enron will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. In addition, Enron has retained a proxy soliciting firm, Corporate Investor Communications, Inc., to assist in the solicitation of proxies and will pay a fee of approximately $7,000 plus reimbursement of expenses.

                                          By Order of the Board of Directors

                                          PEGGY B. MENCHACA
                                          Vice President and Secretary

Houston, Texas
March 25, 1998

                                  [ENRON LOGO]

                                   ENRON CORP.

P      PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ENRON CORP.
                        FOR ANNUAL MEETING ON MAY 5, 1998
R
         The Undersigned hereby appoints Kenneth L. Lay, James V. Derrick, Jr.,
O and Peggy B. Menchaca, or any of them, and any substitute or substitutes, to be the attorneys and proxies of the undersigned at the Annual Meeting of
X Shareholders of Enron Corp. ("Enron") to be held at 10:00 a.m. Houston time on Tuesday, May 5, 1998, in the LaSalle Ballroom of the Doubletree Hotel at
Y Allen Center, 400 Dallas St., Houston, Texas, or at any adjournment thereof, and to vote at such meeting the shares of stock of Enron the undersigned held of record on the books of Enron on the record date for the meeting.


ELECTION OF DIRECTORS, NOMINEES:               (change of address/comments)

Robert A. Belfer, Norman P. Blake, Jr.,
Ronnie C. Chan, John H. Duncan, Joe H.   ---------------------------------------
Foy, Wendy L. Gramm, Ken L. Harrison,
Robert K. Jaedicke, Kenneth L. Lay,      ---------------------------------------
Charles A. LeMaistre, Jerome J. Meyer,
Jeffrey K. Skilling, John A. Urquhart,   ---------------------------------------
John Wakeham, Charls E. Walker, Bruce
G. Willison, Herbert S. Winokur, Jr.     ---------------------------------------
                                         (If you have written in the above
                                         space, please mark the corresponding
                                         box on the reverse side of this card)


YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE
APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK       -----------
ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD       SEE REVERSE
OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR         SIDE
SHARES UNLESS YOU SIGN AND RETURN THIS CARD.                     -----------

                                                                            7405

[X] PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

--------------------------------------------------------------------------------
        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.
--------------------------------------------------------------------------------

1. Election of Directors. (see reverse)                   FOR / /   WITHHELD / /

   For, except vote withheld from the following
   nominee(s):
--------------------------------------------------------------------------------

2. Ratification of appointment of           FOR / /   AGAINST / /    ABSTAIN / /
   independent accountants

3. In the discretion of the proxies named herein, the proxies are authorized to vote upon other matters as are properly brought before the meeting.


   Change of Address/Comments on Reverse Side   / /

        All as more particularly described in the Proxy Statement relating to such meeting, receipt of which is hereby acknowledged.

        Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

        ------------------------------------------------------------------------

        ------------------------------------------------------------------------
        SIGNATURE(S)                    DATE


--------------------------------------------------------------------------------
                            o FOLD AND DETACH HERE o

[ENRON CORP. LOGO]                                         THIS IS YOUR PROXY.
                                                         YOUR VOTE IS IMPORTANT.

             IF YOU NEED ASSISTANCE IN ANY OF THE FOLLOWING AREAS:

o DIVIDEND CHECKS - ADDRESS CHANGES - LEGAL TRANSFERS

o DIRECT DEPOSIT - HAVE YOUR ENRON CORP. QUARTERLY DIVIDENDS ELECTRONICALLY DEPOSITED INTO YOUR CHECKING OR SAVINGS ACCOUNT ON DIVIDEND PAYMENT DATE. (No more worries about late or lost dividend checks.) Call (800) 870-2340 to enroll.

o DIVIDEND REINVESTMENT - HAVE YOUR ENRON CORP. QUARTERLY DIVIDENDS REINVESTED IN THE PURCHASE OF ADDITIONAL SHARES OF ENRON CORP. COMMON STOCK WITH NO COMMISSION OR SERVICE CHARGE FOR THE PURCHASE OF THE SHARES FOR RECORD HOLDERS AND A FEE OF $15 PLUS 12 CENTS PER SHARE TO SELL SHARES. (There is no charge to have shares delivered to you in certificate form.)

o CONSOLIDATION OF ACCOUNTS - ELIMINATE MULTIPLE ACCOUNTS FOR ONE HOLDER AND CERTAIN DUPLICATE SHAREHOLDER MAILINGS GOING TO ONE ADDRESS. (Dividend checks, annual reports and proxy materials would continue to be mailed to each shareholder.)

           JUST CALL OUR TRANSFER AGENT'S TELEPHONE RESPONSE CENTER:
                        (800) 519-3111 OR (201) 324-1225
                                  OR WRITE TO:
                    FIRST CHICAGO TRUST COMPANY OF NEW YORK
                                 P. O. BOX 2500
                           JERSEY CITY, NJ 07303-2500

                 FOR EARNINGS INFORMATION, CALL (800) 808-0363